Exhibit 4.56
Amendment Agreement to Share Repurchase Agreement
This Amendment Agreement is made on 3 November 2009
Between:
(1)	CHINA UNICOM (HONG KONG) LIMITED, a company incorporated in Hong Kong with limited liability, whose registered address is at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong (Unicom); and
(2)	SK TELECOM CO., LTD., a company incorporated in the Republic of Korea with limited liability, whose registered office is at SK T-Tower, 11, Euljiro 2-ga, Jung-gu, Seoul, 100-999, Korea (SKT).
Whereas:
(A)   Pursuant to a share repurchase agreement dated 3 November 2009 (the Share Repurchase Agreement) entered into between Unicom and SKT (the Parties), SKT agreed to sell, and Unicom agreed to purchase, the Repurchase Shares on and subject to the terms and conditions of the Share Repurchase Agreement.
(B)   The Parties hereby agree to amend the Completion procedures set out in the Share Repurchase Agreement in accordance with this Amendment Agreement.
It is agreed as follows:

1.	Definitions and Interpretation
In this Amendment Agreement (including the Recitals and the Schedule), words and expressions defined in the Share Repurchase Agreement shall have the same meanings when used in this Amendment Agreement, unless otherwise defined.

2.	Amendments to the Share Repurchase Agreement
The Parties agree to amend the Share Repurchase Agreement as follows:
2.1   Clause 5 shall be deleted in its entirety and shall be replaced with the following:
“5.   Completion
5.1   Completion shall take place at the offices of Unicom on the Completion Date at such time as the Parties may agree.
5.2   At Completion, SKT shall:
(a)	deliver or procure to be delivered to Unicom:
(i)	a copy (certified as a true copy by a director or the company secretary of SKT) of the resolutions of the board of directors of SKT authorising the execution of, and performance by, SKT of its obligations under the Transaction Documents to which it is a party; and
(ii)	a certificate signed by a director of SKT confirming that all the SKT Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date;

(b)	procure to be delivered to Citibank, N.A. Hong Kong Branch (Citi Hong Kong) (with a copy to Unicom) delivery free of payment (DF) instructions from its custodian, Korea Securities Depository (KSD), to transfer the Repurchase Shares from KSD’s securities account with Citi Hong Kong to Unicom’s securities account with Citi Hong Kong (the Unicom Securities Account) for same day settlement;
(c)	procure to be delivered to Unicom a certificate (in a form reasonably satisfactory to Unicom) from Citi Hong Kong confirming the receipt of the DF instructions referred to in Clause 5.2(b) above (the Citi Certificate); and
(d)	procure its nominee on Unicom Board, Mr. Man Won Jung, to resign as a director of Unicom with effect from the Completion Date and to deliver an acknowledgement to Unicom that he does not have any claims whatsoever against Unicom for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise, he has no disagreement with the Unicom Board and he is not aware of any matters in respect of his resignation that needs to be brought to the attention of the shareholders of Unicom.
5.3   At Completion, Unicom shall:
(a)	deliver or procure to be delivered to SKT:
(i)	a copy (certified as a true copy by a director or the company secretary of Unicom) of the resolutions of the Unicom Board authorising the execution of, and performance by, Unicom of its obligations under the Transaction Documents to which it is a party; and
(ii)	a certificate signed by a director of Unicom confirming that all the Unicom Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date;
(b)	deliver to Citi Hong Kong (with a copy to SKT):
(i)	receive free of payment (RF) instructions to receive the Repurchase Shares in the Unicom Securities Account and to arrange for payment of Hong Kong stamp duty on behalf of the Parties; and
(ii)	DF instructions to withdraw the Repurchase Shares from the Central Clearing and Settlement System (CCASS) and deliver physical share certificates in respect of the Repurchase Shares to Unicom’s share registrar; and
(c)	upon receipt of the Citi Certificate, Unicom shall give irrevocable payment instructions to its bank to pay the Consideration (less the SFC Fee, the Initial Stamp Duty Amount and such other amounts as may be agreed by the Parties in writing) in immediately available funds by electronic funds transfer in HK$ to a bank account designated by SKT in writing at least three Business Days prior to the Completion Date and shall deliver to SKT a copy of such irrevocable payment instructions.
5.4   Neither Party shall be obliged to complete the sale and purchase of any of the Repurchase Shares unless the sale and purchase of all of the Repurchase Shares is completed simultaneously.
5.5   If the provisions of Clauses 5.2 and 5.3 are not fully complied with by Unicom or SKT by or on the date set for Completion, SKT (in the case of non-compliance by Unicom) or Unicom (in the case of non-compliance by SKT) shall be entitled (in addition to and without prejudice to all other rights and remedies available to the terminating party, including the right to claim damages) by written notice to the other Party served on such date:

(a)	to elect to terminate this Agreement (other than the Surviving Provisions) without liability on the part of the terminating party, except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions;
(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or
(c)	to fix a new date for Completion (not being more than five Business Days after the agreed date for Completion), in which case the foregoing provisions of this Clause 5 shall apply to Completion as so deferred.
5.6   Upon Unicom’s share registrar receiving the physical share certificates in respect of the Repurchase Shares, Unicom shall procure Unicom’s share registrar to cancel the Repurchase Shares and any rights attached thereto shall cease with effect from the Completion Date. SKT confirms that it irrevocably authorises Unicom to take all such actions as may be necessary or expedient for the cancellation of the Repurchase Shares and acknowledges that it shall cease to have any rights to, or interests in, the Repurchase Shares with effect from the Completion Date.
5.7   Notwithstanding anything herein to the contrary, if Completion does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Parties may agree in writing), this Agreement (other than the Surviving Provisions) shall automatically terminate. In such event, neither Party shall have any claim of any nature under this Agreement against the other Party (except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions).”
2.2   The reference to “HK$9,991,669.06” in the second line of Clause 11.4 of the Share Repurchase Agreement shall be deleted and shall be replaced by “HK$9,991,670.00”.

3.	Other Provisions
3.1   Notwithstanding Clause 11.1 of the Share Repurchase Agreement, SKT agrees that it shall be responsible for (a) all reasonable costs and expenses incurred by Unicom relating to the negotiation, preparation and execution of this Amendment Agreement and the implementation of Completion in the manner set out in the new Clause 5 of the Share Repurchase Agreement, including, without limitation, an administrative fee relating to the execution of this Amendment Agreement, the fees charged by CCASS for the withdrawal of the Repurchase Shares from CCASS and the costs charged by Citi Hong Kong for opening the Unicom Securities Account and for the implementation of Completion in the manner set out in the new Clause 5 of the Share Repurchase Agreement and (b) any withholding tax which is imposed by the PRC tax authorities by written demand therefor in respect of the Consideration. Unicom agrees to use its reasonable endeavours to cooperate with and assist SKT in obtaining the tax benefits which may be available to SKT under the applicable tax treaties in the event any withholding tax is demanded or imposed by the PRC tax authorities in respect of the Consideration, which shall include providing written confirmation to SKT that Unicom shall have been declared a PRC tax resident enterprise. If Unicom believes that it is entitled to reimbursement for any costs or expenses under this Clause 3.1, other than the Agreed Deductions, Unicom shall provide SKT an invoice therefore, with a written explanation of such cost or expense and the reason for the incurrence of such cost or expense.
3.2   SKT agrees that on Completion, Unicom shall be entitled to deduct from the Consideration the amounts specified in the Schedule (the Agreed Deductions) and shall pay the Consideration less the Agreed Deductions to SKT in the manner specified in the new Clause 5.3(c) of the Share Repurchase Agreement.
3.3   Save as amended by this Amendment Agreement, all other provisions of the Share Repurchase Agreement shall remain unchanged.

3.4   The Share Repurchase Agreement, as amended by this Amendment Agreement, shall remain in full force and effect and, save where the context otherwise requires, any reference in the Share Repurchase Agreement to “Agreement” shall be read and construed as a reference to the Share Repurchase Agreement as amended by this Amendment Agreement.
3.5   The provisions of Clauses 10 and 12 of the Share Repurchase Agreement shall apply to this Amendment Agreement as if incorporated herein but with references to “this Agreement” replaced with “this Amendment Agreement”.

4.	Governing Law and Jurisdiction
4.1   This Amendment Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
4.2   The Parties agree that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Amendment Agreement and for such purposes irrevocably submits to the jurisdiction of the Hong Kong courts and waives any objection to the jurisdiction of those courts. Each Party irrevocably agrees that a judgment or order in connection with this Amendment Agreement of the Hong Kong courts is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
4.3   SKT shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Amendment Agreement. Such agent shall be Law Debenture Services (H.K.) Limited of Suite 3105, 31/F Alexandra House, 18 Chater Road, Central, Hong Kong and any claim form, judgment or other notice of legal process shall be sufficiently served on SKT if delivered to such agent at its address for the time being.

Schedule
Agreed Deductions from the Consideration
The following amounts shall be deducted from the Consideration on Completion:

	Description	Amount (HK$)
1.	SFC Fee	649,583.45
2.	Initial Stamp Duty Amount	9,991,670.00
3.	Fees payable to CCASS for the withdrawal of the Repurchase Shares from CCASS	1,574,555.50
4.	Fees payable to Citi Hong Kong	975.00
5.	Administrative fee	60,000.00

	Total Agreed Deductions	12,276,783.95

On Completion, the amount payable by Unicom to SKT shall be HK$9,979,392,273.92.

In witness whereof this Amendment Agreement has been duly executed on the date first above written.

SIGNED by Chang Xiaobing	)
For and on behalf of	)
CHINA UNICOM (HONG KONG) LIMITED	)	/s/ Chang Xiaobing

SIGNED by Man Won Jung	)
For and on behalf of	)
SK TELECOM CO., LTD.	)	/s/ Man Won Jung